Pricing Supplement No. 1, dated August 9, 1999
(To Prospectus dated April 30, 1999 and                Rule 424(b)(3)
   Prospectus Supplement dated June 3, 1999)           File No. 333-75827

Maytag Corporation
Medium-Term Notes, Series D, Floating Rate
 - Trade Date: August 5, 1999           - Interest Rate: See Below
 - Original Issue Date: August 10,      - Interest Payment Date(s): Each
   1999                                   March 15, June 15, September 15 and
 - Principal Amount: $40,000,000          December 15 - commencing
 - Specified Currency:                    September 15, 1999
       X  U.S. dollars                  - Stated Maturity: September 17, 2001
	  Other                         - Net Proceeds to Issuer: $39,900,000
 - Paying Agent: The First National     - Authorized Denominations: $1,000
   Bank of Chicago                      - Regular Record Date: Each March 1,
 - Issue Price: 100%                      June 1, September 1 and December 1
 - Selling Agent's commission:  .25%    - Overdue Rate: N/A
					- CUSIP: 57859HBP8


-Form:           X  Book-Entry     -Depositary: The Depository Trust
						       Company
	       ____ Certificated   -Sinking Fund:   ____
				   -Amortizing Note:____
-Interest:
-Rate Basis:____Commercial Paper Rate   ____CD Rate         ____CMT Rate
	    ____Federal Funds Rate      ____11th District Cost of Funds
						       Rate
	    ____Treasury Rate             X LIBOR Telerate  ____Prime Rate
							    ____Other (see
								 attached)

 - Initial Interest Rate: 5.45%       - Interest Determination Dates:
 - Reset Period: Quarterly              Second London Business Day prior
 - Interest Reset Dates: Each March     to each Interest Reset Date
   15, June 15 September 15 and       - Index Maturity: Three Months
   December 15 - commencing           - Minimum Interest Rate: N/A
   September 15, 1999                 - Maximum Interest Rate: N/A
 - Spread: plus 0.08%                 - Calculation Agent: The First
 - Spread Multiplier: N/A               National Bank of Chicago

-Optional Redemption:  X  The Notes cannot be redeemed prior to maturity
		    ____  The Notes may be redeemed prior to maturity
     -Initial Redemption Date:
     -Initial Redemption Percentage:
     -Annual Redemption Percentage Reduction:

-Option to Elect Repayment:
	    X   The Notes cannot be repaid prior to maturity
	  ____  The Notes can be repaid prior to maturity at the option of
		the holder
     -Optional Repayment Price(s):
     -Optional Repayment Date(s):

-Interest Rate Reset Option:  _____Yes
				 X  No
     -Optional Reset Dates:
     -Basis for Interest Rate Reset:


-Stated Maturity Extension Option: _____Yes
				      X  No

     -Extension Period(s) and
      Final Maturity Date:
     -Interest Rate During Extension Period:


-Original Issue Discount Note:     ____ Yes
				    X    No
     -Total Amount of OID:
     -Original Yield to Maturity:
     -Initial Accrual Period OID:
     -Issue Price:

-Name of Agent: Lehman Brothers Inc.
-Capacity:    X    Agent____Principal
-If as principal:____ The Notes are being offered at varying prices related
		      to prevailing market prices at the time of resale.

		 ____ The Notes are being offered at a fixed initial public
		      offering price ____% of Principal Amount. The Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.

Other Provisions:                       Annex  Attached:  ____